Exhibit 99.1

FOR IMMEDIATE RELEASE

For press inquiries:	For investor inquiries:
Katie Brazel, Fleishman-Hillard	John Mills, ICR
for Alimera Sciences	for Alimera Sciences
404-739-0150	310-954-1105

ALIMERA SCIENCES ANNOUNCES ISSUANCE OF A POSITIVE APPRAISAL RECOMMENDATION ON ILUVIEN® FOR CONSULTATION IN THE UNITED KINGDOM

Patient Access Scheme meets cost-effectiveness thresholds for subgroup of DME patients

ATLANTA, June 14, 2013 – Alimera Sciences, Inc. (NASDAQ: ALIM) (Alimera), a biopharmaceutical company that specializes in the research, development and commercialization of prescription ophthalmic pharmaceuticals, today announced that the Appraisal Committee of the United Kingdom’s National Institute for Health and Care Excellence (NICE) has issued a positive Appraisal Consultation Document (ACD) on ILUVIEN® for the treatment of pseudophakic patients with chronic diabetic macular edema (DME) considered insufficiently responsive to available therapies. The ACD recommends a change to the published guidance issued by NICE on January 29, 2013, and takes into consideration a simple patient access scheme (PAS) that was submitted by Alimera for rapid review.

The NICE Appraisal Committee has reconfirmed ILUVIEN’s clinical effectiveness in the treatment of vision impairment associated with chronic DME considered insufficiently responsive to available therapies. In the ACD, the Appraisal Committee reiterated “that the technology had been shown to meet a clinical need in people whose disease is unresponsive to available therapies.”
Additionally, the committee noted that, based on the PAS, the cost-effectiveness threshold has been met for a subgroup of chronic DME patients who are pseudophakic, or have already undergone cataract replacement surgery.

“I am delighted that the Appraisal Committee has reconsidered the NICE guidance on ILUVIEN,” said Mr. Winfried Amoaku, an associate professor and consultant ophthalmologist with Nottingham University Hospitals NHS Trust. “Chronic DME patients who are pseudophakic are now one step closer to receiving this crucial sight-saving treatment from the National Health Service. We cannot put a price on eyesight. Anything we can do to treat or prevent vision loss is essential. I welcome the Appraisal Committee’s recommendation on the pseudophakic subgroup. It is hoped that NICE will update its recommendation in the fullness of time to allow access for a wider population of people with chronic DME.”

“We are pleased with the Appraisal Committee’s recommendation to provide access to ILUVIEN for pseudophakic DME patients, which is an important step in making this treatment available. We are optimistic that this ACD will lead to a change in the final published guidance. We believe that ILUVIEN is also effective in other groups of DME patients, and we plan to continue to work with NICE to broaden access to ILUVIEN to include all chronic DME patients who could benefit from the treatment,” said Dan Myers, Alimera’s president and chief executive officer.
About ILUVIEN®

ILUVIEN (190 micrograms intravitreal implant in applicator) is a sustained release intravitreal implant used to treat vision impairment associated with chronic DME considered insufficiently responsive to available therapies. Each ILUVIEN implant provides a therapeutic effect of up to 36 months by delivering sustained sub-microgram levels of fluocinolone acetonide (FAc). ILUVIEN is injected in the back of the patient's eye to a position that takes advantage of the eye's natural fluid dynamics. The applicator employs a 25-gauge needle, which allows for a self-sealing wound.

In July 2010, Alimera submitted a Marketing Authorization Application (MAA) to seven European countries via the Decentralized Procedure (DCP) with the Medicines and Healthcare products Regulatory Agency of the United Kingdom (MHRA) serving as the Reference Member State (RMS). The MAA included data from two Phase 3 pivotal clinical trials (collectively known as the FAME™ Study) for ILUVIEN conducted by Alimera. The trials involved 956 patients in sites across the United States, Canada, Europe and India to assess the efficacy and safety of ILUVIEN for the treatment of DME. At the end of the DCP, a consensus was reached by the RMS and the other six countries that the MAA for ILUVIEN was approvable. To date, six of the seven countries, Austria, the United Kingdom, Portugal, France, Spain and Germany have granted national licenses for ILUVIEN. ILUVIEN has not been approved by the United States Food and Drug Administration.

About Alimera Sciences, Inc.

Alimera Sciences, Inc., based in Alpharetta, Georgia, is a biopharmaceutical company that specializes in the research, development and commercialization of prescription ophthalmic pharmaceuticals. Presently Alimera is focused on diseases affecting the back of the eye, or retina. Its primary product, ILUVIEN, is an intravitreal implant containing fluocinolone acetonide (FAc), a non-proprietary corticosteroid with demonstrated efficacy in the treatment of ocular disease.

Forward Looking Statements

This press release contains "forward-looking statements," within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, the commercialization of ILUVIEN in the United Kingdom. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual results to differ materially from those projected in its forward-looking statements. Meaningful factors which could cause actual results to differ include, but are not limited to NICE’s acceptance of the recommendations contained in ACD, uncertainty as to Alimera's ability to commercialize, and market acceptance of, ILUVIEN in the United Kingdom, as well as other factors discussed in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of Alimera's Annual Report on Form 10-K for the year ended December 31, 2012 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, which are on file with the Securities and Exchange Commission (SEC) and available on the SEC's website at www.sec.gov. In addition to the risks described above and in Alimera's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, other unknown or unpredictable factors also could affect Alimera's results. There can be no assurance that the actual results or developments anticipated by Alimera will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Alimera. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.
All forward-looking statements contained in this press release are expressly qualified by the cautionary statements contained or referred to herein. Alimera cautions investors not to rely too heavily on the forward-looking statements Alimera makes or that are made on its behalf. These forward-looking statements speak only as of the date of this press release (unless another date is indicated). Alimera undertakes no obligation, and specifically declines any obligation, to publicly update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

# # #